Prospectus Supplement No. 3	Filed pursuant to Rule 424(b)(3)
(To the Prospectus dated September 2, 2011)	Registration Number 333-173817

59,981,528 shares of Class A Common Stock

1,829,339 shares of Class B Non-Voting Common Stock

This prospectus supplement supplements the prospectus dated September 2, 2011 relating to the offer and sale from time to time by the selling stockholders identified in the prospectus of (i) 59,981,528 shares of Class A Common Stock, including up to 482,625 shares of Class A Common Stock issuable upon exercise of outstanding warrants, and (ii) 1,829,339 shares of Class B Non-Voting Common Stock (together with the Class A Common Stock, the “Common Stock”) of Air Lease Corporation, as supplemented by prospectus supplement No. 1 dated November 10, 2011 and prospectus supplement No. 2 dated November 15, 2011 (as so supplemented, the “prospectus”). This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is filed for the purposes of including the information contained in our current report on Form 8-K, which was filed with the Securities and Exchange Commission on November 16, 2011.

Our Class A Common Stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “AL.” On November 15, 2011, the last reported sale price of our Class A Common Stock on the NYSE was $22.39 per share. Our Class B Non-Voting Common Stock is not currently listed on any national securities exchange or market system.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 16, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 15, 2011

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California		90067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 16, 2011, Air Lease Corporation issued a press release announcing the pricing of its offering of $200 million aggregate principal amount of 3.875% convertible senior notes due 2018 in an offering exempt from registration under the Securities Act of 1933, as amended. A copy of the press release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

    Exhibit 99.1     Press release dated November 16, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: November 16, 2011	/s/ Grant A. Levy
Grant A. Levy
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	Press release dated November 16, 2011

Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Pricing of $200 Million of Convertible Senior Notes due 2018

LOS ANGELES, California, November 16, 2011 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the pricing of its offering of $200 million aggregate principal amount of 3.875% convertible senior notes due 2018 (the “Notes”) in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being sold only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act. The initial sale of the Notes is expected to close on November 21, 2011, subject to satisfaction of customary closing conditions.

The Notes will be senior unsecured obligations of the Company and will bear interest at a rate of 3.875% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2012. The Notes are convertible at the option of the holder into shares of the Company’s Class A common stock. The conversion rate will initially be 33.0836 shares of the Company’s Class A common stock (subject to customary adjustments) per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $30.23 per share of the Company’s Class A common stock, which represents a conversion premium of approximately 35% above the closing price on the New York Stock Exchange of the Company’s Class A common stock of $22.39 per share on November 15, 2011. The Notes will mature on December 1, 2018, unless earlier repurchased or converted. The Company will not have the right to redeem the Notes prior to the maturity date.

The Company intends to use the proceeds of the offering to fund the acquisition of commercial aircraft and for general corporate purposes.

The Notes, and the shares of the Company’s Class A common stock issuable upon conversion of the Notes, have not been and will not be registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, or the shares of the Company’s Class A common stock issuable upon conversion of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

Launched in 2010, ALC is an aircraft leasing company based in Los Angeles, California, that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.

Contacts

Air Lease Corporation

Investors:

Ryan McKenna, 310-553-0555

Director, Strategic Planning and Investor Relations

rmckenna@airleasecorp.com

Media:

Laura St. John, 310-553-0555

Media and Investor Relations Coordinator

lstjohn@airleasecorp.com